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8point3 Energy Partners LP
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EXPLANATORY NOTE

On March 28, 2018, 8point3 Energy Partners LP issued a press release reporting the financial and operating results for the first quarter ended February 28, 2018.

A copy of the press release is included with these additional proxy materials.

Exhibit 99.1

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@8point3energypartners.com

Media
Natalie Wymer
650-223-9132
Natalie.Wymer@8point3energypartners.com

8point3 Energy Partners Report First Quarter 2018 Results
Exceeded Q1 2018 revenue, net income, Adjusted EBITDA and CAFD guidance
Declared Q1 2018 distribution of $0.2802 per share

SAN JOSE, Calif., March 28, 2018 - 8point3 Energy Partners LP (NASDAQ:CAFD) (the Partnership) today announced financial results for its first fiscal quarter ended February 28, 2018.

For the first quarter of fiscal 2018, the Partnership reported revenue of $10.9 million, net income of $6.7 million, Adjusted EBITDA of $13.1 million and cash available for distribution (CAFD) of $18.1 million.

Additionally, as previously announced, the Partnership has entered into an Agreement and Plan of Merger and Purchase Agreement (the Merger Agreement) with CD Clean Energy and Infrastructure V JV, LLC, an investment fund managed by Capital Dynamics, Inc., and certain other co-investors (collectively, Capital Dynamics), pursuant to which Capital Dynamics will acquire the Partnership through an acquisition of 8point3 General Partner, LLC (the General Partner), the general partner of the Partnership, all of the outstanding Class A shares in the Partnership and all of the outstanding common and subordinated units and incentive distribution rights in 8point3 Operating Company, LLC (OpCo), the Partnership’s operating company (collectively, the Proposed Transactions). For additional information, please see the Partnership’s definitive proxy statement filed with the Securities and Exchange Commission (SEC) on March 19, 2018.

“We remain pleased with the performance of our high quality solar portfolio as we exceeded our financial goals for the quarter,” said Chuck Boynton, 8point3 Energy Partners’ CEO. “In relation to our Proposed Transactions with Capital Dynamics, the process is continuing as we recently filed our preliminary proxy statement with the SEC. As we announced last quarter, following our Sponsors thorough and comprehensive strategic review process, Capital Dynamics’s offer was the most compelling proposal for all shareholders relative to other options, including the option to continue as a stand-alone company,” concluded Boynton.

The Board of Directors of the Partnership’s general partner also declared a cash distribution for its Class A shares of $0.2802 per share for the first quarter. The first quarter distribution will be paid on April 13, 2018 to shareholders of record as of April 3, 2018.

“We were pleased with our first quarter results as our portfolio continued to perform as expected,” said Bryan Schumaker, 8point3 Energy Partners’ chief financial officer. “We remain well-positioned to meet our second quarter financial and operational goals.”

The completion of the Proposed Transactions with Capital Dynamics is subject to a number of closing conditions, including approval by a majority of the outstanding 8point3 public Class A shareholders, Federal Energy Regulatory Commission (FERC) Section 203 approval and the approval of the Committee on Foreign Investment in the United States (CFIUS). The Sponsors, which are the indirect owners of our General Partner and approximately 64.5 percent of OpCo’s outstanding units, have executed an agreement to vote in support of the Proposed Transactions. Additionally, the Proposed Transactions are subject to certain other customary closing conditions.

Guidance
The Partnership’s second quarter 2018 guidance is as follows: revenue of $16.0 million to $18.0 million, net income of $5.0 million to $7.5 million, Adjusted EBITDA of $25.5 million to $28.0 million, CAFD of $13.0 million to $15.5 million and a distribution of $0.2802 per share. The Partnership’s second quarter 2018 net income, Adjusted EBITDA and CAFD guidance includes approximately $2.4 million in expenses related to the Proposed Transactions.

About 8point3 Energy Partners
8point3 Energy Partners LP (NASDAQ:CAFD) is a limited partnership formed by First Solar, Inc. and SunPower Corporation to own, operate and acquire solar energy generation projects. The Partnership owns interests in projects in the United States that generate long-term contracted cash flows and serve utility, commercial and residential customers. For more information about 8point3, please visit: www.8point3energypartners.com.

For 8point3 Energy Partners Investors
This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “will”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning the sponsors’ ownership interest in the Partnership, expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s revenue, net income, adjusted EBITDA, cash available for distribution and distributions, other future actions, conditions or events such as the commercial operation dates of projects, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-

looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, March 28, 2018, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described under “Risk Factors” in the Partnership’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017, filed with the SEC on February 5, 2018. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

Furthermore, among other risks and uncertainties, there can be no guarantee that the Proposed Transactions with Capital Dynamics will be completed, or if they are completed, the time frame in which they will be completed. The proposed transactions are subject to the satisfaction of certain conditions contained in the Merger Agreement. The failure to complete the Proposed Transactions could disrupt certain of 8point3 Energy Partners’ plans, operations, business and employee relationships.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
This press release contains information about the Proposed Transactions involving the Partnership and its subsidiaries and affiliates of Capital Dynamics. In connection with the Proposed Transactions, on March 19, 2018, the Partnership filed with the SEC a preliminary proxy statement for the Partnership’s shareholders. The Partnership will mail the final proxy statement to its shareholders. INVESTORS AND SHAREHOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTNERSHIP, CAPITAL DYNAMICS, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders of the Partnership are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Partnership through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders of the Partnership will be able to obtain free copies of documents filed by the Partnership with the SEC from the Partnership's website, www.8point3energypartners.com, under the heading “SEC Filings” in the “Investor Relations” tab.

PARTICIPANTS IN THE SOLICITATION
The Partnership and our General Partner’s directors and executive officers, and First Solar and SunPower and their respective directors and executive officers, are deemed to be participants in the solicitation of proxies from the shareholders of the Partnership in respect of the Proposed Transactions. Information regarding the directors and executive officers of our General Partner, First Solar and SunPower is contained in our 2017 Form 10-K filed with the SEC on February 5, 2018, First Solar’s 2017 Form 10-K filed with the SEC on February 23, 2018 and SunPower’s 2017 Form 10-K filed with the SEC on February 15, 2018, respectively. Free copies of these documents may be obtained from the sources described above.

Non-GAAP Financial Information
This earnings release includes certain financial measures that are not defined under U.S. generally accepted accounting principles (GAAP), including Adjusted EBITDA and CAFD. Such non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. We reconcile these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP in the tables that accompany this release. In the introduction to such reconciliation tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information. Please read “Non-GAAP Financial Measures” below for further details on our use of non-GAAP financial measures.

8point3 Energy Partners LP
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	February 28, 2018	November 30, 2017
Assets
Current assets:
Cash and cash equivalents	$13,877	$13,528
Accounts receivable and short-term financing receivables, net	5,766	5,572
Prepaid and other current assets[1]	15,898	16,990
Total current assets	35,541	36,090
Property and equipment, net	706,277	713,284
Long-term financing receivables, net	74,904	76,201
Investments in unconsolidated affiliates	752,646	768,258
Other long-term assets	13,594	15,372
Total assets	$1,582,962	$1,609,205
Liabilities and Equity
Current liabilities:
Accounts payable and other current liabilities[1]	$3,840	$4,394
Short-term debt and financing obligations[1]	2,252	2,229
Deferred revenue, current portion	739	1,025
Total current liabilities	6,831	7,648
Long-term debt and financing obligations[1]	694,312	689,847
Deferred revenue, net of current portion	81	123
Deferred tax liabilities	24,148	37,318
Asset retirement obligations	15,178	14,970
Other long-term liabilities	2,173	1,945
Total liabilities	742,723	751,851
Redeemable noncontrolling interests	17,346	17,346
Equity:
Class A shares, 28,093,305 and 28,088,673 issued and outstanding as of February 28, 2018 and November 30, 2017, respectively	249,419	249,363
Class B shares, 51,000,000 issued and outstanding as of February 28, 2018 and November 30, 2017	—	—
Accumulated earnings	6,671	4,595
Total shareholders' equity attributable to 8point3 Energy Partners LP	256,090	253,958
Noncontrolling interests	566,803	586,050
Total equity	822,893	840,008
Total liabilities and equity	$1,582,962	$1,609,205

1The Partnership has related-party balances for transactions made with the Sponsors and tax equity investors. Related-party balances recorded within “Prepaid and other current assets” in the unaudited condensed consolidated balance sheets were $1.4 million and $0.7 million as of February 28, 2018 and November 30, 2017, respectively. Related-party balances recorded within “Accounts payable and other current liabilities” in the unaudited condensed consolidated balance sheets were $0.5 million and $0.9 million due to tax equity investors as of February 28, 2018 and November 30, 2017, respectively, and zero and $0.1 million due to Sponsors as of February 28, 2018 and November 30, 2017, respectively. Related-party balances recorded within “Short-term debt and financing obligations” and “Long-term debt and financing obligations” in the unaudited condensed consolidated balance sheets were $2.3 million and $46.1 million, respectively, as of February 28, 2018, and $2.2 million and $47.4 million, respectively, as of November 30, 2017.

8point3 Energy Partners LP
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	February 28, 2018	February 28, 2017
Revenues:
Operating revenues[1]	$10,869	$9,897
Total revenues	10,869	9,897
Operating costs and expenses[1]:
Cost of operations	2,391	2,222
Selling, general and administrative	4,252	1,902
Depreciation and accretion	7,140	6,763
Acquisition-related transaction costs	20	13
Total operating costs and expenses	13,803	10,900
Operating loss	(2,934)	(1,003)
Other expense (income):
Interest expense	6,163	5,495
Interest income	(276)	(271)
Other income	(396)	(834)
Total other expense, net	5,491	4,390
Loss before income taxes and equity in earnings of unconsolidated investees	(8,425)	(5,393)
Income tax benefit (provision)	13,169	(533)
Equity in earnings of unconsolidated investees	2,000	606
Net income (loss)	6,744	(5,320)
Less: Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(3,203)	(6,181)
Net income attributable to 8point3 Energy Partners LP Class A shares	$9,947	$861
Net income per Class A share:
Basic	$0.35	$0.03
Diluted	$0.35	$0.03
Distributions per Class A share:	$0.28	$0.25
Weighted average number of Class A shares:
Basic	28,089	28,073
Diluted	43,589	43,573

1The Partnership has related-party activities for transactions made with the Sponsors. Related party transactions recorded within “Operating revenues” in the unaudited condensed consolidated statement of operations were $1.3 million for each of the three months ended February 28, 2018 and February 28, 2017. Related party transactions recorded within “Operating costs and expenses” in the unaudited condensed consolidated statement of operations were $2.2 million and $2.0 million for the three months ended February 28, 2018 and February 28, 2017, respectively. Related party transactions recorded within “Other income” in the consolidated statement of operations were $0.9 million and $0.1 million for the three months ended February 28, 2018 and February 28, 2017, respectively.

8point3 Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	February 28, 2018	February 28, 2017
Cash flows from operating activities:
Net income (loss)	$6,744	$(5,320)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	7,247	6,871
Unrealized loss (gain) on interest rate swap	13	(670)
Distributions from unconsolidated investees	2,483	1,107
Equity in earnings of unconsolidated investees	(2,000)	(606)
Deferred income taxes	(13,169)	531
Share-based compensation	56	56
Amortization of debt issuance costs	249	237
Other, net	243	(8)
Changes in operating assets and liabilities:
Accounts receivable and financing receivable, net	969	501
Prepaid and other assets	2,750	5,627
Deferred revenue	(332)	(319)
Accounts payable and other liabilities	103	1,457
Net cash provided by operating activities	5,356	9,464
Cash flows from investing activities:
Cash used in purchases of property and equipment, net	—	(86)
Cash paid for acquisitions	(1,263)	(304,432)
Distributions from unconsolidated investees	15,129	16,604
Net cash provided by (used in) investing activities	13,866	(287,914)
Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	5,500	275,987
Repayment of Short-Term Note to First Solar	—	(1,964)
Cash distribution to Class A shareholders	(7,871)	(6,990)
Cash distributions to Sponsors as OpCo unitholders	(14,290)	(12,699)
Cash contributions from noncontrolling interests and redeemable noncontrolling interests - tax equity investors	—	18,750
Cash distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	(2,212)	(1,885)
Net cash provided by (used in) financing activities	(18,873)	271,199
Net increase (decrease) in cash and cash equivalents	349	(7,251)
Cash and cash equivalents, beginning of period	13,528	14,261
Cash and cash equivalents, end of period	$13,877	$7,010
Non-cash transactions:
Issuance by OpCo of promissory note to First Solar in connection with the Stateline Acquisition	$—	$50,000
Property and equipment acquisitions funded by liabilities	—	4,287
Accrued distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	452	581

Non-GAAP Financial Measures

Our management uses a variety of financial metrics to analyze our performance. The key financial metrics we evaluate are Adjusted EBITDA and CAFD.

Adjusted EBITDA.

We define Adjusted EBITDA as net income (loss) plus interest expense, net of interest income, income tax provision, depreciation, amortization and accretion, including our proportionate share of net interest expense, income taxes and depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method, and share-based compensation and transaction costs incurred for our acquisitions of projects; and excluding the effect of certain other non-cash or non-recurring items that we do not consider to be indicative of our ongoing operating performance such as, but not limited to, mark to market adjustments to the fair value of derivatives related to our interest rate hedges. Adjusted EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and borrowers’ ability to service debt. In addition, Adjusted EBITDA is used by our management for internal planning purposes including certain aspects of our consolidated operating budget and capital expenditures. It is also used by investors to assess the ability of our assets to generate sufficient cash flows to make distributions to our Class A shareholders.

However, Adjusted EBITDA has limitations as an analytical tool because it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments, does not reflect changes in, or cash requirements for, working capital, does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt or cash distributions on tax equity, does not reflect payments made or future requirements for income taxes, and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results of operations. Adjusted EBITDA is a non-U.S. GAAP measure and should not be considered an alternative to net income (loss) or any other performance measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of Adjusted EBITDA are not necessarily comparable to EBITDA as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income (loss).

Cash Available for Distribution.

We use CAFD, which we define as Adjusted EBITDA less equity in earnings of unconsolidated affiliates, cash interest paid, cash income taxes paid, maintenance capital expenditures, cash distributions to noncontrolling interests and principal amortization payments on any project-level indebtedness plus cash distributions from unconsolidated affiliates, indemnity payments and promissory notes from Sponsors, test electricity generation, cash proceeds from sales-type residential leases, state and local rebates and cash proceeds for reimbursable network upgrade costs. Our cash flow is generated from distributions we receive from OpCo each quarter. OpCo’s cash flow is generated primarily from distributions from the Project Entities. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of the Project Entities to make cash distributions to OpCo and the ability of OpCo to make cash distributions to its unitholders.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to generate sustainable distributions. In addition, when evaluating a potential acquisition, our management team projects expected CAFD to determine whether to make such acquisition. The U.S. GAAP measure most directly comparable to CAFD is net income (loss).

However, CAFD has limitations as an analytical tool because it does not capture the level of capital expenditures necessary to maintain the operating performance of our projects, does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non-U.S. GAAP measure and should not be considered an alternative to net income (loss) or any other performance measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income (loss).

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA and CAFD:

8point3 Energy Partners LP
Reconciliation of Net Income (Loss) to Adjusted EBITDA and CAFD
(Unaudited)

	Three Months Ended
(in thousands)	February 28, 2018	November 30, 2017	February 28, 2017
Net income (loss) (1)	$6,744	$8,760	$(5,320)
Add (Less):
Interest expense, net of interest income	5,887	5,739	5,224
Income tax provision (benefit)	(13,169)	(1,273)	533
Depreciation, amortization and accretion	7,247	7,302	6,871
Share-based compensation	56	57	56
Acquisition-related transaction costs (2)	20	6	13
Unrealized gain (loss) on derivatives (3)	13	(357)	(670)
Add proportionate share from equity method investments (4)
Interest expense, net of interest income	74	(351)	130
Depreciation, amortization and accretion	6,247	6,335	6,224
Adjusted EBITDA	$13,119	$26,218	$13,061
Less:
Equity in earnings of unconsolidated affiliates, net with (4) above (5)	(8,321)	(16,076)	(6,960)
Cash interest paid (6)	(5,930)	(5,838)	(4,761)
Maintenance capital expenditures	—	(25)	—
Cash distributions to non-controlling interests	(2,212)	(2,693)	(1,885)
Short-Term Note (7)	—	—	(1,964)
Add:
Cash distributions from unconsolidated affiliates (8)	17,612	33,820	17,711
Indemnity payment from Sponsors (9)	—	50	65
Cash proceeds from sales-type residential leases, net (10)	710	765	671
Test electricity generation (11)	—	—	10
Cash proceeds for reimbursable network upgrade costs (12)	3,126	1,626	6,123
CAFD	$18,104	$37,847	$22,071

(1)
Costs incurred by the Partnership as a result of the strategic evaluation of the Proposed Transactions totaling $2.2 million, $1.9 million and zero in the first quarter of 2018, fourth quarter of 2017 and first quarter of 2017, respectively, as well as the release of deferred costs associated with the ATM Program totaling $0.4 million in the first quarter of 2018, were not excluded to calculate Adjusted EBITDA and CAFD.

(2)	Represents acquisition-related financial advisory, legal and accounting fees associated with ROFO Project interests purchased.

(3)	Represents the changes in fair value of interest rate swaps that were not designated as cash flow hedges.

(4)	Represents our proportionate share of net interest expense, depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.

(5)
Equity in earnings of unconsolidated affiliates represents the earnings from the Solar Gen 2 Project, the North Star Project, the Lost Hills Blackwell Project, the Henrietta Project, and the Stateline Project and is included in our unaudited condensed consolidated statements of operations.

(6)	Represents cash interest payments related to OpCo’s senior secured credit facility and the Stateline Promissory Note.

(7)	Represents the Short-Term Note, a promissory note from First Solar.

(8)
Cash distributions from unconsolidated affiliates represent the cash received by OpCo with respect to its 49% interest in the Solar Gen 2 Project, the North Star Project, the Lost Hills Blackwell Project, and the Henrietta Project and its 34% interest in the Stateline Project.

(9)	Represents indemnity payments from the Sponsors owed to OpCo in accordance with the Omnibus Agreement.

(10)
Cash proceeds from sales-type residential leases, net, represent gross rental cash receipts for sales-type leases, less sales-type revenue and lease interest income that is already reflected in net income (loss) during the period. The corresponding revenue for such leases was recognized in the period in which such lease was placed in service, rather than in the period in which the rental payment was received, due to the characterization of these leases under U.S. GAAP.

(11)
Test electricity generation represents the sale of electricity that was generated prior to COD by Macy’s Maryland Project for the three months ended February 28, 2017. The sale of test electricity generation is accounted for as a reduction in the asset carrying value rather than operating revenue prior to COD, even though it generates cash for the related Project Entity.

(12)	Cash proceeds from a utility company related to reimbursable network upgrade costs associated with the Quinto Project and the Kingbird Project.

8point3 Energy Partners LP
FY 2018 Q2 Guidance
Reconciliation of Net Income to Adjusted EBITDA and CAFD

(in millions)	Low	High
Net income (1)	$5.0	$7.5
Add:
Interest expense, net of interest income	6.2	6.2
Income tax provision	0.8	0.8
Depreciation, amortization and accretion	7.2	7.2
Share-based compensation	0.1	0.1
Add proportionate share from equity method investments (2):
Depreciation, amortization and accretion	6.2	6.2
Adjusted EBITDA	$25.5	$28.0
Less:
Equity in earnings of unconsolidated affiliates, net with (2)	(14.1)	(15.0)
Cash interest paid	(6.2)	(6.2)
Cash distributions to non-controlling interests	(2.3)	(2.3)
Add:
Cash distributions from unconsolidated affiliates	7.8	8.7
Cash proceeds for reimbursable network upgrade costs	1.6	1.6
Cash proceeds from sales-type residential leases	0.7	0.7
CAFD	$13.0	$15.5

(1)
The Partnership’s second quarter 2018 net income, Adjusted EBITDA and CAFD guidance includes approximately $2.4 million in expenses related to the Proposed Transactions. In comparison, the Partnership’s second quarter 2017 net income, Adjusted EBITDA and CAFD results included less than $0.1 million in expenses related to the Proposed Transactions.

(2)	Represents our proportionate share of net interest expense, depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.